Exhibit 99.1

Cornerstone Healthcare Plus REIT
Expands Its Portfolio in the Northeast

(Irvine, CA) January 21, 2011 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that the Cornerstone Healthcare Plus REIT has acquired Forestview Manor, a stabilized 69 unit Assisted Living and Dementia Care Facility in Meredith, NH for $10,750,000. Servant Healthcare Investments has engaged Woodbine Senior Living, LLC. (“Woodbine”) to operate the facility. Woodbine is a regionally focused operator with properties under management in New Hampshire, New York, Pennsylvania and Virginia and 30 years of experience in the senior housing industry. Woodbine also operates River’s Edge of Yardley, another recent Cornerstone Healthcare Plus REIT acquisition in Yardley, PA.

“Given their focused market approach and familiarity with the New Hampshire market, we believe Woodbine matches the profile of this facility quite well,” says John Mark Ramsey, CEO of Servant Healthcare Investments.

This new acquisition represents Cornerstone Healthcare Plus REIT’s latest expansion into the Northeast. It brings the total number of states represented in the Cornerstone Healthcare Plus REIT portfolio to ten. The advisor, Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions. Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions. For more information, please visit www.CREfunds.com.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Healthcare Plus REIT. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc. Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facilities mentioned above. Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0244_08/2010